Exhibit 10(i)(ix)
AMENDMENT NUMBER EIGHT
TO THE
L3HARRIS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Retirement Savings Plan, as amended and restated effective January 1, 2021 (the "Plan");

WHEREAS, pursuant to Section 17.1 of the Plan, the Employee Benefits Committee of L3Harris (the “Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Committee has delegated certain of such amendment authority to the head of global benefits of L3Harris (currently, the Senior Director, Global Benefits) (the “Head of Global Benefits”);

WHEREAS, as a condition to its issuance of a favorable determination letter with respect to the Plan, the Internal Revenue Service (the “IRS”) has requested that the Plan be amended; and

WHEREAS, L3Harris desires to amend the Plan as requested by the IRS.

NOW, THEREFORE, BE IT RESOLVED, that effective as of the date hereof, Section 9.3(d) of the Plan hereby is amended in its entirety to read as follows:

(d) Required Minimum Distributions. Notwithstanding any provision of the Plan to the contrary, all distributions under the Plan will be made in accordance with the minimum distribution requirements of section 401(a)(9) of the Code and the final Regulations promulgated thereunder, including without limitation the incidental death benefit requirements of section 401(a)(9)(G) of the Code and the requirements of Treasury Regulation section 1.401(a)(9), to the extent applicable.

APPROVED by the HEAD OF GLOBAL BENEFITS on this 7th day of October, 2021.

                            /s/ Allison Oncel
Allison Oncel
Senior Director, Global Benefits